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                                                               EXHIBIT - (a)(7)



For more information, contact:              FOR IMMEDIATE RELEASE
Kimberly Leo
(415) 252-2000
(415) 703-0626 FAX
IR@macromedia.com


                     Macromedia Announces Voluntary Employee
                          Stock Option Exchange Program


SAN FRANCISCO, Calif. -- May 4, 2001--Macromedia, Inc. (NASDAQ:MACR) today announced that its Board of Directors has approved a voluntary stock option exchange program for its employees.

Under the program, Macromedia employees will have the opportunity to cancel previously granted options in exchange for an equal number of new options to be granted at a future date. The exercise price of these new options will be set at the fair market value of the Company's common stock as of the new grant date. Macromedia expects that there will be no accounting charges to the company as a result of the stock option exchange program.

Except for the historical information contained herein, matters discussed in this news release may be considered forward looking statements that involve risks and uncertainties, including those related to the risk of integrating newly acquired technologies and products, quarterly fluctuations of operating results, risks related to whether the merger closes and related integration and successful operation of the combined company, customer acceptance of new products and services and new versions of existing products, impact of competition, the risk of delay in product development and release dates, risks of product returns, the economic conditions in the domestic and significant international markets, investments in new business opportunities and the other risks detailed from time to time in the Company's SEC reports, including without limitation its quarterly reports on Form 10-Q and its annual report on Form 10-K for the year ended March 31, 2000 as they may be updated or amended with future filings. The actual results the Company achieves may differ materially from any forward looking statements due to such risks and uncertainties.

ABOUT MACROMEDIA

Macromedia is passionate about what the Web can be. Its award-winning products empower developers to provide the most engaging experience on the Web, and enable more effective e-business. Headquartered in San Francisco, Macromedia (NASDAQ: MACR) has more than 1,600 employees worldwide and is available on the Internet at www.macromedia.com.


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